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                                                                    EXHIBIT 99.2
                                                                 [WILLIAMS LOGO]

NEWSRELEASE

NYSE: WMB

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
DATE:      Dec. 19, 2002

CONTACT:   Kelly Swan                     Travis Campbell                    Richard George
           Williams (media relations)     Williams (investor relations)      Williams (investor relations)
           (918) 573-6932                 (918) 573-2944                     (918) 573-3679
           kelly.swan@williams.com        travis.campbell@williams.com       richard.george@williams.com
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                   COMPANY CORRECTS STATEMENTS IN MEDIA REPORT

                  TULSA, Okla. - Williams (NYSE:WMB) today corrected statements about stock-option loan forgiveness that were contained in a media report regarding the retirement of a company executive.

         The company's bylaws do not address the issue of stock-option loan forgiveness.

         Beginning Nov. 14, 2001, Williams ceased issuing stock-option loans to employees. The stock-option loan of Chief Financial Officer Jack McCarthy, whose year-end retirement was announced on Tuesday, is due on Dec. 31, 2005.

         As a matter of standard practice, the company has entered into a settlement and retention agreement with McCarthy under which he will receive a separation payment. The $847,000 payment, net of taxes, will be applied to McCarthy's outstanding stock-option loans. The company will file the agreement with the Securities and Exchange Commission at a later date.

         Following retirement, McCarthy will provide consulting services to the company to transition a few critical areas. The company said it plans to name his successor in the first quarter. In the interim, Controller and Chief Accounting Officer Gary Belitz will add to his duties the role of acting chief financial officer.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.